Consent of Independent Registered Public Accounting Firm

The Board of Directors
Calvert Municipal Fund, Inc.:

We consent to the use of our report dated February 18, 2005, incorporated herein by reference, with respect to the financial statements of the National Municipal Intermediate Fund and California Limited-Term Municipal Fund, each a series of Calvert Municipal Fund, Inc., as of December 31, 2004, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accountants and Custodians" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 28, 2005